CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S.  Physical TherapyAnnounces Acquisition

Houston, TX, April 1, 2021   – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today announced its first acquisition of 2021 and the second in the past four months.

The Company completed the acquisition of a five clinic physical therapy practice. USPH acquired 70% of the equity interests with the practice’s founder and associates retaining 30%. The purchase price was $11.9 million. The business generates approximately $7.0 million in annual revenue and has approximately 46,000 patient visits per year.

Chris Reading, Chief Executive Officer, stated “Our new partner has done a tremendous job in growing this practice, achieving record-high volume and revenue in 2020 despite the pandemic, and we believe there is still significant growth to come.  The founders are delightful people and our entire team is very excited to work with them to further grow and scale our new partnership.”

About U.S.  Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 561 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

                           ###